Exhibit 99.1
COMPLIANCE CERTIFICATE
     This Compliance Certificate is furnished pursuant to Section 4.10 of the Sale and Servicing Agreement (the “Agreement”) dated as of July 8, 2005, by and among the Registrant, Hyundai Motor Finance Company, as seller and servicer (the “Servicer”), Hyundai ABS Funding Corporation, as depositor, and Citibank, N.A., as indenture trustee. The undersigned hereby certifies that:
1) I am a duly authorized officer of the Servicer.
2) I have made, or have caused to be made under my supervision, a review of the activities of the Servicer from July 8, 2005 through December 31, 2005 (the “Relevant Period”) and of the Servicer’s performance of its obligations under the Agreement during the Relevant Period.
3) Based on such review, the Servicer has, to the best of my knowledge, fulfilled all of its obligations under the Agreement throughout the Relevant Period.
IN WITNESS WHEREOF, I have duly executed this Compliance Certificate this 31st day of March, 2006.

HYUNDAI	MOTOR FINANCE COMPANY, as Servicer

By:	/s/ Min Sok Randy Park

Name: Min Sok Randy Park
Title: Director, Finance (acting as Vice President, Finance)